EXHIBIT 99.1

Harsco Corporation Reports Fourth Quarter 2012 Results

Company Records $265 Million Non-Cash Goodwill Impairment Charge Related to Infrastructure Segment

Adjusted Operating Income Increases 5 Percent

CAMP HILL, Pa., Feb. 14, 2013 (GLOBE NEWSWIRE) -- Diversified global industrial company Harsco Corporation (NYSE:HSC) today reported fourth quarter 2012 results. Including a $3.29 per share non-cash goodwill impairment charge, fourth quarter 2012 U.S. GAAP ("GAAP") diluted loss per share from continuing operations was $3.27, compared with a loss of $1.14 in the fourth quarter of 2011. Excluding special items, adjusted diluted earnings per share from continuing operations were $0.30 in the fourth quarter of 2012, compared with $0.36 in the fourth quarter of 2011. (See Table 1 for a description of the special items and a reconciliation of GAAP and adjusted results).

CEO Comment

"We are encouraged that, despite further deterioration in the metals markets in the quarter, we grew adjusted operating income 5 percent and delivered adjusted earnings per share at the mid-point of our guidance," said Harsco President and CEO Patrick Decker.

"As we move forward, we expect to see continued volatility in our end markets and certain geographies. As a result, we will heighten our focus on the elements of our business we can control. Improving cash flow and cash returns through disciplined capital allocation and increased operational efficiency will remain a key priority."

Consolidated Fourth Quarter Operating Results

Total revenues were $766 million in the fourth quarter of 2012, compared with $793 million in the prior-year quarter. During the past year the Company took several actions to increase long-term returns and invest capital more effectively. Two of these were exiting underperforming contracts in Metals & Minerals and, as part of the previously announced restructuring plan, ceasing underperforming operations in certain countries in Infrastructure, which together accounted for nearly $30 million of the year-over-year revenue decline. This revenue performance also reflects an acceleration of equipment deliveries per customers' schedules in Rail, which was partially offset by lower volume in the metals and commercial construction markets. Foreign currency translation negatively impacted revenues by $8 million in the quarter.

Including a $265 million, non-cash goodwill impairment charge, GAAP operating loss from continuing operations was $247 million in the fourth quarter of 2012. This compares with a loss of $57 million in the prior-year quarter. Excluding special items, adjusted operating income from continuing operations increased 5 percent to $46 million in the quarter. Adjusted operating income margin increased 50 basis points to 6.1 percent. This performance primarily reflects the timing of equipment deliveries in Rail and benefits from the Company's cost reduction strategies. These factors were partially offset by lower results in Metals & Minerals. Foreign currency translation negatively impacted operating income by $2 million in the quarter.

Non-Cash Goodwill Impairment Charge

The Company recorded a $265 million, non-cash goodwill impairment charge related to the Infrastructure segment in the fourth quarter of 2012 as part of its annual goodwill impairment testing. While the business has demonstrated improved operating performance in the face of a prolonged market recovery, particularly in Europe, it was determined that a goodwill impairment charge was required at this time.

Table 1—Special Items	Fourth Quarter		Year
	2012	2011	2012	2011
GAAP diluted EPS from continuing operations	($3.27)	($1.14)	($3.15)	($0.12)

Goodwill impairment (a)	3.29		3.29
Restructuring charges (b)	0.22	1.05	1.06	1.05
Charges to exit Metals contract (c)	0.07		0.07
Gains associated with exited countries (d)			(0.10)
Non-cash tax charge (e)		0.45		0.45
Former CEO separation expense (f)			0.04
Gains on pension curtailment (g)			(0.02)
One-time Rail benefit (h)				(0.07)
Adjusted diluted EPS from continuing operations	$0.30 (i)	$0.36	$1.19	$1.31

(a) Non-cash goodwill impairment charge in Infrastructure (4Q 2012 $265.0 million pre-tax).
(b) Charges resulting from the Company's previously announced restructuring plans in Infrastructure (4Q 2012 $16.9 million pre-tax; 12 Months 2012 $88.6 million pre-tax; 4Q 2011 and 12 Months 2011 $87.6 million pre‑tax) and Metals & Minerals (4Q 2012 $4.0 million pre-tax; 12 Months 2012 $5.5 million pre-tax; 4Q and 12 Months 2011 $12.8 million pre-tax).
(c) Charges as a result of exiting an underperforming contract in Metals & Minerals (4Q 2012 $7.6 million pre-tax).
(d) Non-cash gains related to the closure of certain European operations in Infrastructure (12 Months 2012 $10.9 million pre-tax).
(e) Non-cash tax charge against U.K. deferred tax assets (4Q 2011 $36.8 million after-tax).
(f) Separation expense for former CEO (1Q 2012 $4.1 million pre-tax).
(g) Pension curtailment gain in Metals & Minerals (1Q 2012 $1.7 million pre-tax).
(h) Reduction of estimated costs related to the first phase of Rail's large China order (2Q 2011 $8.0 million pre‑tax).
(i) Does not total due to rounding.

Consolidated 2012 Results

Including the $3.29 per share goodwill impairment charge, GAAP diluted loss per share from continuing operations was $3.15 for the full year 2012, compared with a loss of $0.12 in 2011. Excluding special items, adjusted diluted earnings per share from continuing operations were $1.19 in 2012, compared with $1.31 in 2011, as noted above in Table 1.

Total revenues were $3.0 billion in 2012, compared with $3.3 billion in 2011. Exiting underperforming contracts in Metals & Minerals and ceasing operations in certain countries in Infrastructure accounted for $68 million and $61 million, respectively, of the year-over-year revenue decline. Foreign currency translation negatively impacted revenues by $123 million in 2012. This revenue performance also reflects lower volumes due to soft end markets in metals and commercial construction. In Rail, revenues grew 17 percent primarily due to the volume of equipment deliveries under the large order with the China Ministry of Railways, which is now nearing completion. Industrial revenues increased 15 percent, driven by strong energy markets early in 2012.

Including the $265 million non-cash goodwill impairment charge, GAAP operating loss from continuing operations was $175 million in 2012, compared with operating income from continuing operations of $88 million in 2011. Excluding special items, adjusted operating income from continuing operations increased 2 percent to $184 million in 2012 from $180 million in 2011. Adjusted operating income margin increased 50 basis points to 6.0 percent in 2012. This performance primarily reflects the benefits from the Company's cost reduction strategies and strong results in the Industrial and Rail groups. Foreign currency translation negatively impacted operating income by $10 million in 2012.

Fourth Quarter Business Review

Harsco Metals & Minerals

Revenues were $334 million in the fourth quarter of 2012, compared with $372 million in the prior-year quarter. Exiting certain underperforming contracts accounted for $15 million of the year-over-year revenue decline. This revenue performance also reflects lower volumes due to further softening in the global metals industry. Foreign currency translation negatively impacted revenues by $6 million in the quarter.

Excluding $4 million in restructuring charges and $8 million in charges as a result of exiting an underperforming contract, Metals & Minerals' adjusted operating income was $18 million in the fourth quarter of 2012. In the prior-year quarter, adjusted operating income was $28 million, which excluded $13 million in restructuring charges. Adjusted operating margin decreased 220 basis points to 5.2 percent in the quarter. This performance primarily reflects lower customer steel production.

The Company is pleased to have started operations on its 25-year environmental solutions contract with TISCO in the fourth quarter of 2012, as well as recent contract wins in India. These contracts are expected to benefit Metals & Minerals' results in the latter part of 2013.

Harsco Infrastructure

Revenues were $235 million in the fourth quarter of 2012 compared with $266 million in the prior-year quarter. Ceasing operations in certain countries reduced revenues by $14 million in the quarter. The revenue performance also reflects lower industrial maintenance services activity in North America, reduced equipment sales in Europe and continued softness in the global commercial construction markets. Foreign currency translation negatively impacted revenues by $2 million in the quarter.

Excluding the $265 million non-cash goodwill impairment charge and $17 million in restructuring charges, Infrastructure's adjusted operating loss was $3 million in the fourth quarter. In the prior-year quarter, Infrastructure's adjusted operating loss was $12 million, which excluded $88 million in restructuring charges. This performance reflects the benefits from the Company's cost reduction strategies, which were partially offset by the negative impact of foreign currency translation.

Harsco Rail

Revenues grew 57 percent to $113 million in the fourth quarter of 2012 from $72 million in the prior-year quarter. Operating income increased 26 percent to $21 million in the quarter from $17 million in the prior-year quarter. Operating margin was 18.4 percent in the quarter, compared with 22.9 percent in the prior-year quarter.

Rail's performance was driven by the mix and acceleration of equipment deliveries based on customers' schedules, particularly in China as part of its large order with the Ministry of Railways. These gains were partially offset by lower volume for replacement parts and contract services.

Harsco Industrial

Revenues were $84 million in the fourth quarter of 2012, up from $82 million in the prior-year quarter. Operating income was $12 million in the quarter, compared with $13 million in the prior-year quarter. Operating margin decreased 100 basis points to 15.0 percent in the quarter.

Industrial's fourth quarter performance was impacted by soft demand in the industrial boiler business, which had an unfavorable effect on margins.

First Quarter Outlook

The first calendar quarter has been historically the Company's lowest EPS quarter of the year. Harsco anticipates the first quarter of 2013 will reflect this normal seasonality, which is driven primarily by lower levels of commercial construction in the winter months.

Metals & Minerals' revenues in the first quarter are expected to be approximately 6 to 8 percent lower than the prior-year quarter. This is due to lower expected steel production at certain customers and the carry-over impact of exited contracts, which are not yet fully offset by the start-up of new contracts that the Company has recently won. Despite this expected revenue decline, operating margin is anticipated to be in line with the prior-year quarter due to the Company's cost reduction actions and the growth of higher-return contracts as part of the overall mix.

Infrastructure's revenues in the first quarter are expected to be generally in line with the prior-year quarter. The business is expected to deliver a modest year-over-year reduction of adjusted operating loss due to the benefits from prior restructuring actions.

Rail's first quarter operating income is expected to decline approximately $9 million in the first quarter from the prior-year quarter. This is principally due to an unfavorable mix of equipment deliveries and the expected shift of certain high-margin equipment deliveries from the first quarter to the second quarter of 2013 driven by customers' delivery schedules. These delayed deliveries represent approximately $4 million of operating income.

Industrial's revenues and operating margin in the first quarter are expected to be in line with the first quarter of 2012. This outlook reflects similar volume for air-cooled heat exchangers and slightly increased order activity for grating and industrial boilers compared with the first quarter of 2012.

The Company expects its effective income tax rate to approximate 30 percent for both the first quarter and the full year 2013. This modest increase from historical levels is due to losses from operations in certain jurisdictions where tax benefits will not be able to be recognized and the geographic mix of income. Going forward, there may be some variability in the reported GAAP tax rate from quarter to quarter depending on the actual geographic mix of earnings.

Based on the aforementioned factors, most notably the mix and timing of equipment deliveries in Rail, the Company expects diluted earnings per share from continuing operations to range from $0.00 to $0.05 in the first quarter, excluding special items. The Company reported diluted earnings per share from continuing operations of $0.07, excluding special items, in the first quarter of 2012.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The Company will refer to a slide presentation that accompanies its formal remarks. The slide presentation will be available on the Company's website.

The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 89419527. Listeners are advised to dial in at least five minutes prior to the call.

Replays will be available via the Harsco website.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, earnings and Economic Value Added ("EVA®"). Forward-looking statements can be identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "plan" or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (3) changes in the performance of stock and bond markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, tax and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (7) the seasonal nature of the Company's business; (8) the Company's ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated, or at all; (9) the integration of the Company's strategic acquisitions; (10) the amount and timing of repurchases of the Company's common stock, if any; (11) the prolonged recovery in global financial and credit markets and economic conditions generally, which could result in the Company's customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for the Company's products and services and, accordingly, the Company's revenues, margins and profitability; (12) the outcome of any disputes with customers; (13) the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (14) the Company's ability to successfully implement and receive the expected benefits of cost-reduction and restructuring initiatives, including the achievement of expected cost savings in the expected time frame; (15) risk and uncertainty associated with intangible assets; and (16) other risk factors listed from time to time in the Company's SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, "Risk Factors," of this Annual Report on Form 10-K. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

About Harsco

Harsco Corporation serves key industries that play a fundamental role in worldwide economic development, including steel and metals production, construction, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share amounts)	2012	2011	2012	2011
Revenues from continuing operations:
Service revenues	$ 571,581	$ 640,736	$ 2,340,996	$ 2,700,664
Product revenues	194,744	151,994	705,022	602,076
Total revenues	766,325	792,730	3,046,018	3,302,740

Costs and expenses from continuing operations:
Cost of services sold	455,005	519,746	1,861,732	2,162,948
Cost of products sold	136,077	101,847	487,784	407,680
Selling, general and administrative expenses	126,686	127,722	503,339	535,679
Research and development expenses	2,231	1,754	9,139	6,044
Goodwill impairment charge	265,038	--	265,038	--
Other expense	28,425	98,309	93,776	102,740
Total costs and expenses	1,013,462	849,378	3,220,808	3,215,091

Operating income (loss) from continuing operations	(247,137)	(56,648)	(174,790)	87,649

Interest income	671	729	3,676	2,751
Interest expense	(11,340)	(11,926)	(47,381)	(48,735)

Income (loss) from continuing operations before income taxes and equity income	(257,806)	(67,845)	(218,495)	41,665

Income tax (expense)	(6,762)	(25,035)	(35,251)	(49,848)
Equity in income of unconsolidated entities, net	85	160	564	690

Loss from continuing operations	(264,483)	(92,720)	(253,182)	(7,493)

Discontinued operations:
Loss on disposal of discontinued business	(626)	(598)	(1,843)	(3,306)
Income tax benefit related to discontinued business	239	225	924	1,243
Loss from discontinued operations	(387)	(373)	(919)	(2,063)
Net Loss	(264,870)	(93,093)	(254,101)	(9,556)
Less: Net (income) loss attributable to noncontrolling interests	512	625	(511)	(1,954)
Net loss attributable to Harsco Corporation	$ (264,358)	$ (92,468)	$ (254,612)	$ (11,510)

Amounts attributable to Harsco Corporation common stockholders:
Loss from continuing operations, net of tax	$ (263,971)	$ (92,095)	$ (253,693)	$ (9,447)
Loss from discontinued operations, net of tax	(387)	(373)	(919)	(2,063)
Net loss attributable to Harsco Corporation common stockholders	$ (264,358)	$ (92,468)	$ (254,612)	$ (11,510)

Weighted-average shares of common stock outstanding	80,659	80,732	80,632	80,736
Basic loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (3.27)	$ (1.14)	$ (3.15)	$ (0.12)
Discontinued operations	--	--	(0.01)	(0.03)
Basic loss per share attributable to Harsco Corporation common stockholders	$ (3.28)(a)	$ (1.15) (a)	$ (3.16)	$ (0.14) (a)

Diluted weighted-average shares of common stock outstanding	80,659	80,732	80,632	80,736
Diluted loss per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ (3.27)	$ (1.14)	$ (3.15)	$ (0.12)
Discontinued operations	--	--	(0.01)	(0.03)
Diluted loss per share attributable to Harsco Corporation common stockholders	$ (3.28)(a)	$ (1.15)(a)	$ (3.16)	$ (0.14) (a)
(a) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	December 31 2012	December 31 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 95,250	$ 121,184
Trade accounts receivable, net	600,264	618,475
Other receivables	39,836	44,431
Inventories	236,512	241,934
Other current assets	94,581	133,407
Total current assets	1,066,443	1,159,431
Property, plant and equipment, net	1,266,225	1,274,484
Goodwill	429,198	680,901
Intangible assets, net	77,726	93,501
Other assets	136,377	130,560
Total assets	$ 2,975,969	$ 3,338,877
LIABILITIES
Current liabilities:
Short-term borrowings	$ 8,560	$ 51,414
Current maturities of long-term debt	3,278	3,558
Accounts payable	221,479	252,329
Accrued compensation	94,398	92,603
Income taxes payable	10,109	8,409
Dividends payable	16,520	16,498
Insurance liabilities	19,434	25,075
Advances on contracts	47,696	111,429
Other current liabilities	216,101	220,953
Total current liabilities	637,575	782,268
Long-term debt	957,428	853,800
Deferred income taxes	18,880	27,430
Insurance liabilities	63,248	60,864
Retirement plan liabilities	385,062	343,842
Other liabilities	52,152	50,755
Total liabilities	2,114,345	2,118,959
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,080	139,914
Additional paid-in capital	152,645	149,066
Accumulated other comprehensive loss	(411,168)	(364,191)
Retained earnings	1,675,490	1,996,234
Treasury stock	(745,205)	(744,644)
Total Harsco Corporation stockholders' equity	811,842	1,176,379
Noncontrolling interests	49,782	43,539
Total equity	861,624	1,219,918
Total liabilities and equity	$ 2,975,969	$ 3,338,877

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Twelve Months Ended December 31
(In thousands)	2012	2011

Cash flows from operating activities:
Net loss	$ (254,101)	$ (9,556)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation	251,905	276,021
Amortization	20,212	34,420
Deferred income tax expense (benefit)	(10,708)	20,826
Equity in income of unconsolidated entities, net	(564)	(690)
Dividends or distributions from unconsolidated entities	308	226
Harsco 2011/2012 Restructuring Program non-cash adjustment	31,443	67,320
Goodwill impairment charge	265,038	--
Other, net	(27,098)	(7,432)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	22,016	(58,011)
Inventories	2,365	7,976
Accounts payable	(37,649)	(2,713)
Accrued interest payable	(319)	(375)
Accrued compensation	517	12,554
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(5,211)	(19,629)
Harsco 2011/2012 Restructuring Program accrual	(7,883)	30,471
Other assets and liabilities	(51,392)	(52,632)

Net cash provided by operating activities	198,879	298,776

Cash flows from investing activities:
Purchases of property, plant and equipment	(265,023)	(313,101)
Proceeds from sales of assets	49,779	42,653
Purchases of businesses, net of cash acquired	(740)	(1,938)
Other investing activities	(3,284)	16,564

Net cash used by investing activities	(219,268)	(255,822)

Cash flows from financing activities:
Short-term borrowings, net	(43,464)	21,637
Current maturities and long-term debt:
Additions	285,850	301,515
Reductions	(184,372)	(297,854)
Cash dividends paid on common stock	(66,068)	(66,146)
Dividends paid to noncontrolling interests	(2,605)	(4,171)
Contributions from noncontrolling interests	8,097	8,851
Common stock issued-options	725	2,403
Common stock acquired for treasury	--	(5,788)
Other financing activities	(2,709)	(1)

Net cash used by financing activities	(4,546)	(39,554)

Effect of exchange rate changes on cash	(999)	(6,454)

Net decrease in cash and cash equivalents	(25,934)	(3,054)

Cash and cash equivalents at beginning of period	121,184	124,238

Cash and cash equivalents at end of period	$ 95,250	$ 121,184

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)

Harsco Metals & Minerals	$ 334,362	$ 5,861	$ 372,298	$ 14,829
Harsco Infrastructure	235,464	(284,701)	266,073	(99,680)
Harsco Rail	112,938	20,807	72,044	16,467
Harsco Industrial	83,561	12,497	82,315	13,188
General Corporate	--	(1,601)	--	(1,452)
Consolidated Totals	$ 766,325	$ (247,137)	$ 792,730	$ (56,648)

	Twelve Months Ended December 31, 2012		Twelve Months Ended December 31, 2011
(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)

Harsco Metals & Minerals	$ 1,404,103	$ 85,523	$ 1,588,302	$ 109,593
Harsco Infrastructure	937,293	(368,657)	1,108,293	(125,555)
Harsco Rail	352,036	56,079	300,029	58,746
Harsco Industrial	352,586	60,160	306,116	50,656
General Corporate	--	(7,895)	--	(5,791)
Consolidated Totals	$ 3,046,018	$ (174,790)	$ 3,302,740	$ 87,649

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT EXCLUDING SPECIAL ITEMS (a) (Unaudited) (In thousands)

	Harsco Metals & Minerals	Harsco Infrastructure	Harsco Rail	Harsco Industrial	Corporate	Consolidated Totals
Three Months Ended December 31, 2012
Revenues, as reported	$ 334,362	$ 235,464	$ 112,938	$ 83,561	$ --	$ 766,325
Operating income (loss) excluding special items	17,532	(2,755)	20,807	12,497	(1,600)	46,481
Operating margin excluding special items -- %	5.2%	-1.2%	18.4%	15.0%		6.1%

Three Months Ended December 31, 2011
Revenues, as reported	$ 372,298	$ 266,073	$ 72,044	$ 82,315	$ --	$ 792,730
Operating income (loss) excluding special items	27,604	(12,076)	16,517	13,188	(1,101)	44,132
Operating margin excluding special items -- %	7.4%	-4.5%	22.9%	16.0%		5.6%

Year Ended December 31, 2012
Revenues, as reported	$ 1,404,103	$ 937,293	$ 352,036	$ 352,586	$ --	$ 3,046,018
Operating income (loss) excluding special items	96,925	(25,938)	56,146	60,160	(3,399)	183,894
Operating margin excluding special items -- %	6.9%	-2.8%	15.9%	17.1%		6.0%

Year Ended December 31, 2011
Revenues, as reported	$ 1,588,302	$1,108,293	$ 300,029	$ 306,116	$ --	$3,302,740
Operating income (loss) excluding special items	122,368	(37,951)	50,830	50,656	(5,440)	180,463
Operating margin excluding special items -- %	7.7%	-3.4%	16.9%	16.5%		5.5%

(a) The Company's management believes operating margin excluding special items, a non-GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION RECONCILIATION OF OPERATING INCOME (LOSS) BY SEGMENT EXCLUDING SPECIAL ITEMS (a) (Unaudited) (In thousands)

	Harsco Metals & Minerals	Harsco Infrastructure	Harsco Rail	Harsco Industrial	Corporate	Consolidated Totals
Three Months Ended December 31, 2012
Operating income (loss) as reported	$ 5,861	$ (284,701)	$ 20,807	$ 12,497	$ (1,601)	$ (247,137)
- 2011/2012 Restructuring Program charge	4,026	16,908	--	--	1	20,935
- Goodwill impairment charge – Harsco Infrastructure	--	265,038	--	--	--	265,038
- Charges to exit Harsco Metals & Minerals contract (b)	7,645	--	--	--	--	7,645
Operating income (loss) excluding special items	$ 17,532	$ (2,755)	$ 20,807	$ 12,497	$ (1,600)	$ 46,481

Three Months Ended December 31, 2011
Operating income (loss) as reported	$ 14,829	$ (99,680)	$ 16,467	$ 13,188	$ (1,452)	$ (56,648)
- 2011/2012 Restructuring Program charge	12,775	87,604	50	--	351	100,780
Operating income (loss) excluding special items	$ 27,604	$ (12,076)	$ 16,517	$ 13,188	$ (1,101)	$ 44,132

Year Ended December 31, 2012
Operating income (loss) as reported	$ 85,523	$ (368,657)	$ 56,079	$ 60,160	$ (7,895)	$ (174,790)
- 2011/2012 Restructuring Program charge	5,473	88,587	67	--	371	94,498
- Goodwill impairment charge – Harsco Infrastructure	--	265,038	--	--	--	265,038
- Charges to exit Harsco Metals & Minerals contract (b)	7,645	--	--	--	--	7,645
- Gains associated with exited countries (c)	--	(10,906)	--	--	--	(10,906)
- Former CEO separation expense	--	--	--	--	4,125	4,125
- Gain on pension curtailment	(1,716)	--	--	--	--	(1,716)
Operating income (loss) excluding special items	$ 96,925	$ (25,938)	$ 56,146	$ 60,160	$ (3,399)	$ 183,894

Year Ended December 31, 2011
Operating income (loss) as reported	$ 109,593	$ (125,555)	$ 58,746	$ 50,656	$ (5,791)	$ 87,649
- 2011/2012 Restructuring Program charge	12,775	87,604	50	--	351	100,780
- One-time Rail benefit (d)	--	--	(7,966)	--	--	(7,966)
Operating income (loss) excluding special items	$ 122,368	$ (37,951)	$ 50,830	$ 50,656	$ (5,440)	$ 180,463

(a) The Company's management believes operating income excluding special items, a non-GAAP financial measure, is useful to investors because it provides an overall understanding of the Company's historical and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.
(b) Charges incurred to exit an underperforming contract in the Metals & Minerals Segment.
(c) Gains associated with exited countries are non-cash items recognized when the Company has substantially liquidated its investment in a foreign entity. As part of the 2011/2012 Restructuring Program, Harsco Infrastructure exited several countries and recognized gains.
(d) One-time Rail benefit relates to the first phase of Harsco Rail's large order in China with the Ministry of Railways.

HARSCO CORPORATION FREE CASH FLOW (a) (Unaudited)

	Twelve Months Ended December 31
(In thousands)	2012	2011

Net cash provided by operating activities	$ 198,879	$ 298,776
Plus restructuring cash payments	81,283	22,643
Sub-total	280,162	321,419
Plus total proceeds from sales of assets (b)	49,779	42,653
Less proceeds from sale of assets under restructuring plans	(18,028)	(25,225)
Less maintenance capital expenditures (c)	(137,808)	(178,261)
Less growth capital expenditures (d)	(127,215)	(134,840)
Plus capital expenditures for strategic ventures (e)	12,786	1,245
Free Cash Flow	$ 59,676	$ 26,991

(a) The Company's management believes that free cash flow, a non-GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations after taking into consideration the cash impact of net restructuring plan expenditures, proceeds from sales of assets and capital expenditures. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.
(b) Asset sales are a normal part of the business model, primarily for the Harsco Infrastructure and Harsco Metals & Minerals Segments.
(c) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewals.
(d) Growth capital expenditures, for which management has discretion as to amount, timing and geographic placement, expand the Company's revenue base and create additional future cash flow.
(e) Capital expenditures for strategic ventures represent the partner's share of capital expenditures in certain ventures consolidated in the Company's financial statements.
CONTACT: Investor Contact
         Jim Jacobson
         717.612.5628
         jjacobson@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com